Exhibit 99.2

Press Release

Sands China Ltd. Names Michael Leven Acting Chief

Executive Officer

Macau (July 23, 2010) - Sands China Ltd. (SCL) announced today that Mr. Michael Leven, who currently serves as a special advisor to the SCL Board of Directors, has been named the company’s acting chief executive officer. He replaces Mr. Steve Jacobs who is no longer employed by the company nor a member of the Sands China Board of Directors.

Mr. Leven, who is also president and chief operating officer of SCL’s controlling shareholder, Las Vegas Sands Corp., will work with a special committee of the SCL board in selecting a permanent chief executive officer. He will divide his time between Las Vegas and Macau while the search is being conducted. Mr. Stephen Weaver, who was previously SCL’s president of Asian development, will also serve as an advisor to Mr. Leven during his tenure as acting chief executive officer.

Sands China Ltd. Chairman Sheldon Adelson said this change to the management team would have no material impact on the company’s operations in Macau or its ability to complete the Sheraton/Shangri-La/Traders (parcels five and six) development currently under construction there.

###

About Sands China Ltd.

Sands China Ltd. (Sands China or Company) is a subsidiary of global resort developer Las Vegas Sands Corp. (NYSE.LVS), and a listed company on the Hong Kong Stock Exchange. Sands China is the largest operator of integrated resorts in Macau. The Company owns and operates THE VENETIAN® Macao-Resort-Hotel and THE PLAZA™ Macao at COTAI STRIP® development and the SANDS® Macao Hotel on the Macau peninsula. The Company’s integrated resorts contain a diversified mix of leisure and business attractions, including large meeting and convention facilities, a wide range of restaurants, shopping malls, and world-class entertainment at CotaiArena™.

For more information, please contact:

Communications, Las Vegas Sands Corp.

Ron Reese

Tel: +1 (702) 219 5127

Email: ron.reese@venetian.com

Public Relations, Venetian Macau Limited

Jacqueline Wu

Tel: +853 6648 5422

Email: Jacqueline.wu@venetian.com.mo

2